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                                FIRST AMENDMENT TO THE
                 SOUTHERN CALIFORNIA BANK EMPLOYEES' RETIREMENT PLAN

    Southern California Bank (the "Employer"), hereby adopts the following First Amendment to the Southern California Bank Employees' Retirement Plan and Trust Agreement (the "Plan") with reference to the following facts:

    A.   Effective January 1, 1990, the Employer adopted the Plan.

    B. The Plan reserves to the Employer the right to amend the Plan, and the Employer has determined that it is necessary and appropriate to amend the Plan as hereinafter set forth, by a meeting of the Board of Directors on October 20, 1992.

    NOW, THEREFORE:

    The Plan is hereby amended in the following particulars:

         Section 1.01(i) is amended to read as follows:

         (i) QUALIFIED NON-ELECTIVE CONTRIBUTIONS (Section 4.10(c))

                   Qualified Non-Elective Contributions shall be allocated to the Qualified Non-Elective Contribution Accounts of:

                   (1) All Participants who meet the eligibility requirements in the profit sharing contribution.

                   (2) In the following manner:

                        (A)  In the ratio which each such Eligible
Participant's Compensation not in excess of $50,000 for the Plan Year bears to the total Compensation of all such Eligible Participants not in excess of $50,000 for such Plan Year. For the Plan Year beginning in 1992 only, the maximum amount allocated to a participant under this paragraph (A) shall not exceed 1% of Compensation.

                        (B) Any Qualified Non-Elective Contribution in excess of the amount allocated under paragraph (A) shall be allocated in the same manner as paragraph (A) except Eligible Participants shall not include any Highly Compensated Employee.

                        (C) For Plan years beginning after 1992, Qualified Non-Elective Contributions shall be allocated pursuant to paragraph (A) without regard to the last sentence.

                        (D) Compensation shall have the same meanings as defined in Section 1.01(g)(4).

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Exhibit I is amended to read as attached:

IN WITNESS WHEREOF, the undersigned has executed this Amendment this 30th day of December, 1992.


                                       s/Ann E. McPartlin/
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                                       Senior Vice President
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                                       Title

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